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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                          BERLITZ INTERNATIONAL, INC.
                                       AT
                              $14.50 NET PER SHARE
                                       BY
                      BENESSE HOLDINGS INTERNATIONAL, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                              BENESSE CORPORATION


         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                 NEW YORK CITY TIME, ON THURSDAY, MAY 3, 2001,
                          UNLESS THE OFFER IS EXTENDED

                                                                  April 6, 2001

To Brokers, Dealers, Commercial Banks,
  Trust Companies and Other Nominees:

     We have been appointed by Benesse Holdings International, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Benesse Corporation, a corporation organized under the laws of Japan ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $.10 per share (the "Shares"), of Berlitz International, Inc., a New York corporation ("Berlitz"), at a purchase price of $14.50 per Share, net to the seller in cash, on the terms and subject to the conditions set forth in the Offer to Purchase, dated April 6, 2001 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal") (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

     1.   Offer to Purchase, dated April 6, 2001;

     2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Citibank, N.A. (the "Depositary") by the Expiration Date (as defined in the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

     4. A Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by Berlitz;

     5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7.   Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 3, 2001, UNLESS THE OFFER IS EXTENDED.

Please note the following:

     1. The tender price is $14.50 per Share, net to the seller in cash without interest.
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     2.   The Offer is being made for all outstanding Shares.

     3. A special committee comprised of disinterested directors of the Board of Directors of Berlitz has unanimously determined that the Offer is advisable, fair to and in the best interests of the shareholders of Berlitz (other than Purchaser, Parent and Mr. Fukutake), and recommended to shareholders of Berlitz to accept the Offer and tender their Shares pursuant to the Offer. The Board of Directors of Berlitz unanimously resolved that the determination and recommendation of the special committee be conveyed to shareholders of Berlitz.

     4. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, May 3, 2001, unless the Offer is extended.

     5. The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer such number of Shares, which, together with the Shares owned by Purchaser, Parent and Mr. Soichiro Fukutake, constitutes at least ninety percent (90%) of the then outstanding Shares. The Offer is also subject to other conditions set forth in the Offer to Purchase. See the Introduction and Section 12 of the Offer to Purchase. The Offer is not conditioned upon any financing conditions.

     6. Tendering shareholders will not be obligated to pay, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the sale and transfer of any Shares to Purchaser pursuant to the Offer.

     7. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing such Shares (the "Berlitz Certificates") or, if such Shares are held in book-entry form, timely confirmation of a Book-Entry Transfer (a "Book-Entry Confirmation") of such Shares into the account of the Depositary, at The Depositary Trust Company, (ii) a properly completed and duly executed Letter of Transmittal or a copy thereof with any required signature guarantees (or, in the case of a Book-Entry Transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Berlitz Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price of the Shares to be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of Berlitz Certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, or an Agent's Message, in the case of a book-entry transfer, and any other required documents.

     If holders of Shares wish to tender, but cannot deliver such holders' Berlitz Certificates or cannot comply with the procedure for book-entry transfer prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedures described in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

     Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have about the Offer should be addressed to Morgan Stanley & Co. Incorporated, the Dealer Manager for the Offer, at 1585 Broadway, New York, New York 10036, telephone number (212) 761-4834 (call collect) or to Georgeson Shareholder Communications Inc., the Information Agent for the Offer, at 17 State Street, 10th Floor, New York, New York 10004, telephone number
(212) 440-9800 (call collect).

     You may obtain additional copies of the enclosed materials from the Information Agent at the above address and telephone number.

                                    Very truly yours,

                                    MORGAN STANLEY & CO.
                                       INCORPORATED

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, PURCHASER, BERLITZ, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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